Exhibit 10.1

GENERAL RELEASE

THIS GENERAL RELEASE (this “Release”) is entered into effective as of February 28, 2017, (the “Effective Date”) by and among Differential Brands Group Inc. (formerly, Joe’s Jeans Inc.) (the “Company”), and Hamish Sandhu (“Executive”), with reference to the following facts:

RECITALS

A.The parties entered into an Employment Agreement, dated with an effective date as of July 2, 2015 (the “Employment Agreement”), pursuant to which the parties agreed that upon the occurrence of certain conditions, Executive would become eligible for certain termination payments (as provided for in Section 3.2 of the Employment Agreement) in exchange for Executive’s release of the Company from all claims which Executive may have against the Company as of the termination date.  Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Employment Agreement.  Executive acknowledges that the consideration recited in this Release is in addition to anything to which Executive may otherwise be entitled.

B.The parties desire to dispose of, fully and completely, all claims, which Executive may have against the Company, in the manner set forth in this Release.

AGREEMENT

1.Executive waives and releases the Company and its affiliates, subsidiaries, partners, officers, directors, shareholders, agents, employees, attorneys, successors, assigns, affiliates, related organizations and related employee benefit plans (collectively referred to herein as “Releasees”) with respect to any and all claims, rights, and causes of action, known or unknown, that Executive may have or claim to have had against any of them, based on any act, occurrence, or omission from the beginning of time to and including the date this Release was executed, including, but not limited to, any and all claims, rights, and causes of action arising out of or in any way connected with Executive’s employment with, or termination of employment from the Company, and arising under federal, state and/or local laws such as Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the California Labor Code, the California Constitution, and ERISA, and the common law (hereinafter referred to as the “Released Claims”).  Notwithstanding the foregoing, this Release shall not apply to (none of which shall be Released Claims): (a) any claims for any amounts which shall to be paid to Executive following the execution hereof pursuant to the terms of Section 3.2 of the Employment Agreement; (b) any claims for indemnification under Section 5.14 of the Employment Agreement, or otherwise pursuant to the governance documents of any member of the Company Group, or under any separate indemnification agreement the Executive may enter into from time to time; (c) the payment of any Required Payments; and (d) claims under any employee benefit plan (other than for wages and bonuses to the extent they may be considered an employee benefit plan) of the Company (collectively, the “Surviving Claims”).

2.Executive promises not to file any law suits in any court or any demand for arbitration against any of the Releasees with respect to the Released Claims.  Executive affirms that, except for the Surviving Claims,  Executive has been paid and/or has received all leave (paid or unpaid), compensation, wages, commissions, vacation pay, severance pay, bonuses, commissions, reimbursements, benefits, and other monies to which Executive may have been entitled and that, except for the termination payments, no other leave (paid or unpaid), compensation, wages, commissions, vacation pay, severance pay, bonuses, commissions, reimbursements, benefits, and/or other monies are due Executive.  Executive also acknowledges that the termination payment is in excess of any payment to which Executive otherwise was entitled.

3.Executive acknowledges that Executive is familiar with and understands the provision of Section 1542 of the California Civil Code, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Being aware of that Code Section, Executive expressly waives and relinquishes any rights or benefits Executive may have thereunder, as well as any other state or federal statutes or common law principles of similar effect.  Executive intends and agrees that the waiver and release provided for in this Release shall be effective as a full and final accord and satisfaction and release of any and all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected.

4.    Executive represents that he understands the foregoing release, that rights and claims under the Age Discrimination in Employment Act of 1967, as amended, are among the rights and claims that Executive is releasing, and Executive understands that he is not releasing any rights or claims arising after the date he signs this Agreement.  Employee also understands that he is releasing any rights and claims in exchange for consideration (something of value) in addition to anything of value to which he is already entitled.

5.A.Executive warrants that neither Executive, nor anyone acting on Executive’s behalf, has filed any claim, charge or action against any of the Releasees with respect to any of the Released Claims, except as disclosed to the Company in writing on the date hereof.

B.Nothing in this Release shall affect (i) Executive’s rights, if any, to indemnification under Labor Code Section 2802, (ii) Executive’s rights to file claims for workers’ compensation or unemployment insurance benefits, or (iii) Executive’s rights to file charges of discrimination with any state or federal administrative agency alleging violations of state or federal anti-discrimination laws, with the understanding and agreement that Executive may not accept any money or anything of economic value as a result of having filed such charges.  Finally, Executive agrees that, if any of the Released Claims are brought on Executive’s behalf or for Executive’s benefit in a court or administrative agency, Executive waives and agrees not to accept any award of money or other damages as a result of such claim.

6.This Release is executed voluntarily and without any duress or undue influence.  Executive acknowledges he has read this Release and executed it with his full and free consent.  No provision of this Release shall be construed against any party by virtue of the fact that such party or its counsel drafted such provision or the entirety of this Release.

7.This Release is made and entered into in the State of California and accordingly the rights and obligations of the parties hereunder shall in all respects be construed, interpreted, enforced and governed in accordance with the laws of the State of California as applied to contracts entered into by and between residents of California to be wholly performed within California, without regard to conflicts of law principles.

8.Executive is hereby advised to consult with an attorney prior to executing this Release.  Executive is hereby advised that Executive has 21 calendar days to consider whether to sign this Release before signing it and that Executive has 7 calendar days to revoke the Release subsequent to the time Executive signed it.  Accordingly, unless Executive has timely revoked acceptance of this Release, this Release shall become effective the eighth day after the date of Executive’s signature.

9.If any part, term or provision of this Release is found to be illegal or invalid, such illegality or invalidity shall not affect the validity of the remainder of the Release.  This Release constitutes the entire agreement and understanding concerning the matters addressed herein and replaces all prior discussions and agreements, and may only be modified by a writing signed by all of the parties.

10.Any party who asserts that there exists any dispute, controversy or claim arising out of or relating to this Release may only raise such dispute  through final and binding arbitration in accordance with the then current employment dispute rules of the American Arbitration Association.  The arbitration will be conducted in Los Angeles County, California, before and subject to the administrative procedures of JAMS Endispute.  The arbitrator will be a neutral, experienced arbitrator who is a retired judge and licensed to practice law in California.  The arbitrator will be jointly selected by the parties or, if necessary, designated by JAMS Endispute in accordance with its procedures.  Executive and each member of the Company Group each knowingly waives the right to a jury trial in a court of law with respect to claims subject to arbitration.  All fees of the arbitrator will be paid by the Company.  All other costs and expenses associated with the arbitration, such as attorneys’ fees and witness’ fees, will be paid by the party that incurs those costs and expenses, except to the extent that a party is entitled to recover those costs or expenses under applicable law.  The arbitrator will have the power to summarily adjudicate claims and/or enter summary judgment in appropriate cases and to apply any applicable statutes of limitation, and the decision of the arbitrator will be final and binding and may be confirmed in court.  The arbitrator’s decision will be in writing.  A petition to compel arbitration or to confirm, modify or vacate an arbitration award may be brought pursuant to applicable federal or California state arbitration statutes, or both.  Subject to the provisional remedies, if any, provided for under applicable state or federal law, which either party may pursue in court, arbitration will be the exclusive remedy for resolving any such arbitrable disputes, and the decision of the arbitrator will be final and binding on all parties, subject to review only in accordance with applicable state or federal law.  The decision of the arbitrator may be reduced to an enforceable court judgment by the prevailing party in the arbitration, and the Federal Arbitration Act (FAA) will govern this paragraph.

Dated: February 28, 2017	/s/ Hamish Sandhu
HAMISH SANDHU

DIFFERENTIAL BRANDS GROUP INC.
(FORMERLY, JOE’S JEANS INC.)

Dated: February 28, 2017	/s/ Michael Buckley
Name: Michael Buckley
Title: CEO